Exhibit (a)(1)(E)
Offer to Purchase for Cash
All Outstanding Shares of Common Stock
of
NEON Systems, Inc.
at
$6.20 Net Per Share
by
Noble Acquisition Corp.,
a wholly owned subsidiary of
Progress Software Corporation
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN TIME, ON JANUARY 27, 2006, UNLESS THE OFFER IS EXTENDED.
December 29, 2005
To Our Clients:
      Enclosed for your consideration is an Offer to Purchase, dated December 29, 2005 (the “Offer to Purchase”), and a Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to the Offer by Noble Acquisition Corp., a Delaware corporation (the “Purchaser”) and a direct wholly owned subsidiary of Progress Software Corporation, a Massachusetts corporation (“PSC”), to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of NEON Systems, Inc., a Delaware corporation (“NEON”), at a price of $6.20 per share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer. Also enclosed for your consideration is a letter to the stockholders of NEON from George H. Ellis, presiding director of NEON, accompanied by NEON’s Solicitation/Recommendation Statement on Schedule 14D-9. The Offer to Purchase is being made upon the terms and subject to the conditions set forth in the Offer.
      We (or our nominees) are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used to tender Shares held by us for your account.
      We request instructions as to whether you wish to tender any or all of the Shares held by us for your account pursuant to the terms and conditions set forth in the Offer.
      Your attention is directed to the following:

1. The offer price for the Offer is $6.20 per Share, net to the seller in cash (the “Offer Price”), without interest thereon, upon the terms of and subject to the conditions to the Offer.

2. The Offer is being made for all outstanding Shares.

3. The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior the Expiration Date (as defined in the Offer to Purchase) a number of Shares that, when added to the number of Shares owned by PSC, the Purchaser or any other subsidiary of PSC, represents at least a majority of the sum of (i) the outstanding Shares as of the Expiration Date of the Offer and (ii) the number of shares issuable pursuant to stock options and warrants to purchase

Shares that are vested and exercisable as of April 19, 2006. The Offer is also subject to other conditions described in Section 15 (Certain Conditions of the Offer) of the Offer to Purchase.

4. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 19, 2005 (the “Merger Agreement”), by and among PSC, the Purchaser and NEON pursuant to which, following the purchase of Shares in the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into NEON (the “Merger”), with NEON surviving the Merger as a direct wholly owned subsidiary of PSC. As a result of the Merger, each outstanding Share (other than any Shares owned by PSC, the Purchaser, NEON or any subsidiary of PSC or NEON) will be converted into the right to receive the price per Share paid in the Offer in cash, without interest thereon.

5. NEON’s board of directors unanimously determined that the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger) (collectively, the “Transactions”) are advisable and are fair to and in the best interests of NEON and NEON’s stockholders, and approved the Merger Agreement and the Transactions in accordance with the requirements of Delaware law. The board of directors of NEON unanimously recommended that NEON’s stockholders accept the Offer and tender their Shares pursuant to the Offer.

6. The Offer and withdrawal rights expire at 12:00 midnight, Eastern time, on January 27, 2006 (the “Expiration Date”), unless the Offer is extended by the Purchaser, in which event the term Expiration Date shall mean the latest time at which the Offer, as so extended by the Purchaser, will expire.

7. Any stock transfer taxes applicable to a sale of Shares to the Purchaser will be borne by the Purchaser, except as otherwise set forth in Instruction 6 of the Letter of Transmittal.

8. Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary, the Information Agent or the Dealer Manager (each as defined in the Offer to Purchase), or except as set forth in Instruction 6 of the Letter of Transmittal for the Offer, transfer taxes on the purchase of Shares by the Purchaser in the Offer. However, United States federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided or an exemption is available. See the Letter of Transmittal for the Offer for more information.

      If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.
      On the terms and subject to the conditions to the Offer, as promptly as practicable after the Expiration Date of the Offer, the Purchaser will accept for payment, and pay for, all Shares validly tendered and not properly withdrawn prior to the Expiration Date of the Offer. To validly tender Shares in the Offer, (i) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees and any other required documents, must be received by the Depositary for the Offer prior to the Expiration Date, (ii) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Offer to Purchase (a) either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or any Agent’s Message (as defined in Section 2 of the Offer to Purchase), and any other required documents, must be received by the Depositary prior to the Expiration Date, and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Offer to Purchase and a Book-Entry Confirmation (as defined in Section 3 of the Offer to Purchase) must be received by the Depositary for the Offer prior to the Expiration Date or (iii) the tendering shareholder must comply with the guaranteed delivery procedures described in the Offer to Purchase prior to the Expiration Date.
      Under no circumstances will interest be paid on the purchase price of the Shares to be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment.
      The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Purchaser.

INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE
FOR CASH ALL OUTSTANDING SHARES OF COMMON STOCK
OF NEON SYSTEMS, INC.
      The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase of Noble Acquisition Corp., dated December 29, 2005 (the “Offer to Purchase”), and the Letter of Transmittal relating to shares of common stock, par value $0.01 per share (the “Shares”), of NEON Systems, Inc., a Delaware corporation.
      This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal.
      Number of Shares to be Tendered*:  Shares
SIGN HERE
Signature(s)

Please Type or Print Name(s)

Please Type or Print Address(es)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

*Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.
Date:

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